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                                                                  Exhibit 10.10

July 25, 1997

Bruce Maison, President
EPI Technologies, Inc.
2111 Champlain Street
Toledo, Ohio 43611

Dear Bruce,

Following are the terms and conditions which would apply to my employment with EPI Technologies, Inc. upon the consummation of an initial public offering of EPI securities:

TERM

The term of my employment would be three years from the date of closing of EPI's initial public offering.

DUTIES AND RESPONSIBILITIES

I would be employed as Chief Financial Officer and Secretary of the Company. My duties and responsibilities would be commensurate with those generally associated with those offices.

COMPENSATION AND AMOUNT OF HOURS OF EMPLOYMENT

a. My annual salary would be $50,000 for which I would work 1,000 hours per year during my term of employment (committed hours). Annual increases would be at the discretion of the Company's Board of Directors. My salary would be paid in equal installments consistent with the other salaried employees of EPI. Holidays observed by salaried employees of EPI would be considered as hours worked towards the committed hours at the rate of eight hours per holiday. I would submit monthly reports accounting for time spent by projects.

b. It is expected that my committed hours would generally be spaced out fairly evenly over my term of employment at the rate of 20 hours per week. If the accumulated hours worked per month beginning with my term of employment would exceed or be less than an average of 20 hours from the cumulative schedule of 20 hours per week, an adjustment would be made at the next pay period a the rate of $50.00 per hour for hours over or under the 20 hour difference.

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c. I would be entitled to such medical and hospitalization insurance, disability insurance, retirement plan benefits, flexible benefit plan, and such other similar employment privileges and benefits as are afforded generally from time to time to other salaried employees of EPI.

d. EPI would reimburse me for travel, entertainment, auto expenses and other expenses reasonably and necessarily incurred by me in the performance of my duties.

BONUSES AND STOCK OPTIONS

I would be considered for bonus payments and stock options at the discretion of the Board of Directors of EPI.

Sincerely,

/s/ Real P. Remillard
Real P. Remillard

I am in agreement with the terms and conditions included in this letter.

EPI Technologies, Inc.


By:  /s/ Bruce Maison                  Date: August 22, 1997
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    Bruce Maison, President